10f-3 Report

SALOMON FUNDS TRUST

SALOMON BROTHERS NATIONAL TAX FREE BOND FUND

January 1, 2005 through June 30, 2005



Issuer

PUERTO RICO INFRASTRUCTURE FIN. AUTH (5.50%, 2025)

Trade Date

6/3/2005

Selling Dealer

UBS

Price

120.85

Trade Amount

$250,000.00

% Received by Fund

0.019%

% of Issue(1)

0.563%(A)


(1) Represents purchases by all
    affiliated funds and discretionary accounts;
    may not exceed 25% of the principal amount of the offering.

A - Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of $7,250,000.